Exhibit 10.1

AMENDMENT NO. 1

TO

CELCUITY INC. 2017 STOCK INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) amends the Celcuity Inc. 2017 Stock Incentive Plan (the “Plan”). This Amendment is effective as of April 5, 2018.

1.       Unless otherwise expressly provided in this Amendment, all capitalized words or phrases or other defined terms used in this Amendment have the meaning ascribed to them in the Plan.

2.       Section 4.3 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.3. Award Limitations Under the Plan. Notwithstanding any provision in the Plan to the contrary, the number of Shares subject to an Incentive Award or Awards granted under the Plan in any calendar year to any one Eligible Recipient shall not, in the aggregate, be more than 250,000 Shares; provided, however, that such limitation shall be 500,000 Shares in the case of Awards granted to an Eligible Recipient in the calendar year in which such Eligible Recipient commences employment with the Company or a Subsidiary. Such annual Award limitations shall be subject to adjustment as provided in Section 4.4 of the Plan. For purposes of applying such annual Award limitations to Awards denominated in a form other than Shares, the number of Shares subject to such Award shall be determined by dividing the maximum amount payable under such Award by the Fair Market Value of a Share at the date of grant.”

3.       Except as otherwise modified herein, all other provisions of the Plan shall remain in full force and effect.

This Amendment was duly approved by the Board of Directors of Celcuity Inc. pursuant to Section 17 of the Plan, effective as of the date set forth above.

CELCUITY INC.

By:	/s/ Brian F. Sullivan
Brian F. Sullivan Chief Executive Officer